Tuschner & Company, Inc.
                                 1500 TCF Tower
                              121 South 8th Street
                              Minneapolis, MN 55402

                                 June 12 , 1997



Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW Mail Stop 3-11
Washington, DC 20549

         Re:      Illuminated Media Inc.
                  Registration Statement on Form SB-2
                  File No. 33-22443

Dear Sir/Madam:

         Tuschner & Company, Inc. hereby withdraws its acceleration request dated June 5, 1997.

                                        Very truly yours,

                                        TUSCHNER & COMPANY, INC.


                                        /s/ John Tuschner
                                        John Tuschner